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                                                                    EXHIBIT 99.1


           [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]



DATE: April 2, 2001                             INVESTOR & MEDIA CONTACT:

FOR RELEASE: Immediately                        Lynn Hord   (972) 855-3729


                 ATMOS ENERGY CORPORATION COMPLETES ACQUISITION
                           OF WOODWARD MARKETING, LLC

Dallas, Texas - April 2, 2001 -- Atmos Energy Corporation (NYSE: ATO) today announced that it completed the acquisition of the remaining 55 percent interest in Woodward Marketing, LLC on April 1, 2001. Atmos acquired the interest in exchange for 1,423,193 restricted shares of Atmos common stock. Prior to the completion of the transaction, Atmos owned a 45 percent equity interest in Woodward. The acquisition of the remaining interest in Woodward is expected to add about $0.04 - $0.06 to consolidated earnings per share during fiscal 2002.

Of the total shares issued, 960,000 shares are subject to adjustment if the Atmos share price does not maintain a minimum of $25 per share for 30 consecutive days within a four-year window, beginning one year from the date of closing. At the closing price of $23.80 on March 30, 2001, the 1,423,193 Atmos shares had an indicated market value of approximately $33.9 million.

J. D. Woodward, President of Woodward Marketing, LLC, was named Senior Vice President of Non-Utility Operations for Atmos concurrent with closing of the transaction. "We are very pleased to have J. D. join our senior management team. We are confident that his leadership and ability will contribute greatly to the continued growth and success of Woodward Marketing and our non-utility operations," said Robert W. Best, Chairman, President and CEO of Atmos Energy Corporation.

                  Pending Acquisition of Louisiana Gas Service
                  --------------------------------------------

Atmos expects to complete the acquisition of the assets of Louisiana Gas Service and LGS Natural Gas Company on or about July 1, 2001, assuming the acquisition is approved at the Louisiana Public Service Commission's next meeting on April 18, 2001. The acquisition is expected to be accretive during the first full year of operations and add about $0.02 - $0.06 per diluted share. If the acquisition is completed by July 1, 2001, it will result in dilution of about $0.07 - $0.10 per diluted share for Atmos' 2001 fourth quarter.

             2001 Second Quarter and Fiscal Year Earnings Guidance
             -----------------------------------------------------

During the webcast of Atmos' 2001 first quarter earnings conference call, the Company provided earnings guidance for its 2001 second quarter in the range of $1.20 - $1.25 per share. At that time, Atmos expected to be able to offset the dilution related to the 6.7 million shares issued during its public equity offering. The impact of dilution is expected to be about $0.20 per diluted share in the second quarter. The Company does not expect to be able to overcome the dilution in the second quarter, but remains comfortable with its guidance of $1.20 - $1.25, excluding
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dilution. For fiscal 2001, the Company expects to earn about $1.60 - $1.75 per diluted share, including dilution of about $0.15 related to the public equity offering and the acquisition of LGS. This compares to earnings of $1.14 per diluted share in fiscal 2000. At this earnings level for 2001, the Company will achieve its targeted range for earnings, excluding dilution.

                           Forward-Looking Statements
                           --------------------------

The matters discussed or incorporated by reference in this release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release are forward-looking statements made in good faith by the Company, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this release or in any of the Company's other documents or oral presentations, the words "anticipate," "expect", "estimate", "plans", "believes", "objective", "forecast", "goal" or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company's earnings per share projections, operations, markets, services, rates, recovery of costs, availability of gas supply, and other factors. A discussion of these risks and uncertainties may be found in the Company's Form 10-K for the year ended September 30, 2000. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation of Dallas, Texas distributes natural gas to more than one million customers in 11 states through its operating divisions-Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, and Western Kentucky Gas Company. The Company also owns Woodward Marketing, LLC, a natural gas services company located in Houston, Texas. In addition to Woodward, Atmos' non-utility operations include underground storage fields, the sale of other products and services, and an indirect equity interest in Heritage Propane Partners, the nation's fifth largest retail propane marketer. For more information about Atmos, please visit the Company's website at www.atmosenergy.com.